Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 14, 2007
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS 117% REVENUE GROWTH IN 2006

St. Paul, Minn (2/14/07)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its 2006 fiscal year and fourth quarter ended December 31, 2006.

Revenue for 2006 was $28,184,000, up 117% from revenue of $12,984,000 for 2005. Net income from continuing operations for 2006 was $4,939,000, or $0.47 per diluted share, compared to a net loss from continuing operations for 2005 of $244,000 or $0.03 per share. Revenue for the fourth quarter of 2006 was $5,073,000, down 1% from revenue of $5,143,000 for the fourth quarter of 2005. Net income from continuing operations for the fourth quarter of 2006 was $751,000, or $0.07 per diluted share. Net income from continuing operations for the fourth quarter of 2005 was $581,000, or $0.06 per diluted share.

As previously announced, Aetrium completed the sale of its Dallas, Texas operations on December 31, 2006. After combining the loss from the Dallas discontinued operations and the loss generated by the sale of those operations, net loss for 2006 was $551,000, or $0.05 per share, and net loss for the fourth quarter of 2006 was $3,596,000, or $0.34 per diluted share. After loss from discontinued operations, the net loss for 2005 was $1,922,000, or $0.20 per share, and net income for the fourth quarter of 2005 was $12,000, or $0.00 per share.

“We are pleased with our accomplishments in 2006 and believe that we further positioned Aetrium to outperform our peers in future growth periods,” said Joseph C. Levesque, president and chief executive officer. “Most recently, our 55V16 gravity feed test handler successfully completed evaluation at a major integrated device manufacturer and joined our 55V8 gravity feed test handler on that customer’s accepted equipment list. During the year we added 10 new customers to the growing list of customers that are using our 55V series of gravity feed test handler and Model 1164 reliability test system product lines. After careful evaluation we divested our Dallas operation with its underperforming product lines, a decision that improved our gross margins and sharpened our focus and our product development investments on faster growing and more strategic opportunities. Our continuing operations more than doubled in revenue over 2005, and allowed us to generate over 17% net profit.”

“We look forward to capitalizing on these accomplishments going forward,” Mr. Levesque continued. “We entered 2006 with a very healthy backlog and shipped aggressively against that backlog in the first half of the year. The result is a year that was very front end loaded as our largest customers materially reduced new equipment buys in the second half of the year. Their orders diminished in the fourth quarter in particular as they not only absorbed and integrated equipment they acquired earlier in the year but slowed production to address a build up in inventories and a weaker than expected demand for integrated circuits (ICs) from consumer electronic suppliers. As a result our book to revenue ratio for the fourth quarter was well below parity and we ended the year with a backlog of $2.0 million. In this first quarter of 2007 we are experiencing an increase in quote and order activity, and we recently received orders in excess of $2.0 million for a variety of our 55V series test handler equipment from one of our largest customers. We expect that bookings for the first quarter will likely be above parity. Revenue will be largely dependent upon the timing of the placement of new orders in the quarter and our ability to ship against those orders during the quarter, and it is possible that revenue could decline sequentially by as much as 15%. However, we believe that quote activity and new order activity will likely continue to grow into the second quarter, and expect to experience continuing revenue growth in the second half of this year. Nevertheless, our visibility remains limited, our customers remain cautious, and it still remains somewhat unclear as to whether we are coming out of a small inventory correction or something more meaningful is changing in IC market fundamentals.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2005.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test ICs and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Net sales	$5,073	$5,143	$28,184	$12,984
Cost of goods sold	2,137	2,597	13,714	6,442
Gross profit	2,936	2,546	14,470	6,542
Gross profit percent	57.9%	49.5%	51.3%	50.4%

Operating expenses:
Selling, general and administrative	1,481	1,353	6,406	4,733
Research and development	833	682	3,364	2,223
Total operating expenses	2,314	2,035	9,770	6,956

Income (loss) from operations	622	511	4,700	(414)
Interest income (expense), net	99	40	244	140
Income (loss) before income taxes	721	551	4,944	(274)
Income tax (expense) benefit	30	30	(5)	30
Income (loss) from continuing operations	751	581	4,939	(244)

Discontinued operations:
Loss from discontinued operations	(342)	(569)	(1,485)	(1,678)
Loss on sale of discontinued operations	(4,005)	0	(4,005)	0

Net income (loss)	$(3,596)	$12	$(551)	$(1,922)

Basic income (loss) per share:
Continuing operations	$0.07	$0.06	$0.49	$(0.03)
Discontinued operations	(0.43)	(0.06)	(0.55)	(0.17)
Net income (loss)	$(0.35)	$0.00	$(0.05)	$(0.20)

Diluted income (loss) per share:
Continuing operations	$0.07	$0.06	$0.47	$(0.03)
Discontinued operations	(0.41)	(0.06)	(0.52)	(0.17)
Net income (loss)	$(0.34)	$0.00	$(0.05)	$(0.20)

Weighted average common shares outstanding:
Basic	10,217	9,642	10,028	9,634
Diluted	10,549	9,977	10,586	9,634

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	December 31,	December 31,
	2006	2005
Assets:
Current assets:
Cash and cash equivalents	$8,394	$4,134
Accounts receivable, net	2,165	4,383
Inventories - operations	7,263	5,223
Inventories - shipped equipment, subject to
revenue deferral	100	398
Other current assets	336	80
Current assets - discontinued operations	-	3,530
Total current assets	18,258	17,748

Property and equipment, net	194	224
Property and equipment, net - discontinued operations	-	52

Other assets	415	92
Other assets - discontinued operations	-	329

Total assets	$18,867	$18,445

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$41	$35
Trade accounts payable	490	1,463
Other current liabilities	1,825	899
Current liabilities - discontinued operations	-	377
Total current liabilities	2,356	2,774

Long-term debt, less current portion	57	98

Shareholders' equity	16,454	15,573

Total liabilities and shareholders' equity	$18,867	$18,445